UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2024

ARES REAL ESTATE INCOME TRUST INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

One Tabor Center, 1200 Seventeenth Street, Suite 2900, Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 228-2200

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

On October 1, 2024, Ares Real Estate Income Trust Inc. (the “Company”), through certain indirect subsidiaries (collectively, the “Borrower”), entered into a secured loan agreement with JPMorgan Chase Bank, National Association, Morgan Stanley Bank, N.A. and Natixis Real Estate Capital LLC (collectively, the “Lender”) for an aggregate principal amount of $475.0 million (the “JPM Facility”). The JPM Facility is non-recourse except for standard carve-outs including those relating to “bad boy” acts by the Borrower, AREIT Operating Partnership LP (the “Operating Partnership”) and/or certain parties affiliated with and controlled by the Operating Partnership, and environmental matters. The Operating Partnership executed a recourse carve-out guaranty with respect to such “bad boy” acts, provided that the Operating Partnership’s full recourse liability shall be limited to customary bankruptcy carve-outs and the full recourse liability shall be limited to twenty percent of the outstanding principal balance of the loan at the time of the occurrence of such event plus the costs of enforcement. In connection with the terms of the guaranty, the Operating Partnership is required to maintain certain net worth requirements during the term of the JPM Facility. The JPM Facility bears a floating interest rate based on the sum of (i) the Secured Overnight Financing Rate for a one-month period (“Term SOFR”) and (ii) a spread at a blended rate of 2.224940%, requires interest-only monthly payments for the term of the loan and has a contractual maturity of October 9, 2026 which may be extended for three successive terms of one year each upon satisfaction of certain terms and conditions in each case as detailed in the loan agreement. The JPM Facility may be repaid in full prior to maturity, with five business days’ prior written notice to the Lender and subject to payment of breakage costs, a prepayment premium equal to spread maintenance through the payment date occurring in November 2025, and the applicable interest shortfall, as further described in the loan agreement. Up to 25% of the original principal balance of the JPM Facility may be prepaid without a premium as further described in the loan agreement.

In connection with the closing, the Borrower entered into an interest rate cap agreement with a Term SOFR strike rate equal to 4.418%. Among other features as described in the loan agreement, the interest rate cap agreement must have a notional amount equal to or greater than the principal balance of the loan and must be pledged as collateral to the Lender. The interest rate cap agreement will continue at least through the end of the monthly interest accrual period in which the maturity date of the JPM Facility occurs, which maturity date may be extended from October 9, 2026 subject to the terms of the loan agreement.

The JPM Facility is cross-collateralized and secured by mortgages, deeds of trust or deeds to secure debt, assignments of leases and rents and security agreements in each of the buildings in the 395 Logistics Center, Intermountain Space Center, Moreno Valley DC, Tustin Business Center, Airway Industrial Park, Stafford Grove B, Gillingham IC, Stafford Grove A, East Columbia IC II, Stafford Grove C, Aurora DC, VM8 Logistics Center, East Columbia IC, Las Vegas IC I, Las Vegas IC II, Little Orchard Business Park, Clayton Commerce Center, Bay Area Commerce Center, Western Foods, 25 Linden Avenue, Tempe IC, Plainfield Logistics Center, 8633 Transport, 8649 Transport, and Phoenix IC (collectively, the “Properties”).

The Lender may exercise certain rights under the loan documents, including the right to partially foreclose the security instrument, upon events of default. The loan documents contain customary events of default with corresponding grace periods, as applicable, including, without limitation, payment defaults, bankruptcy-related defaults and defaults caused by a failure by the Borrower to perform certain of its obligations under the loan documents or by a breach by the Borrower of its representations and warranties in the loan documents. The loan documents also contain customary financial, leasing and environmental covenants, cash management requirements, requirements regarding the management and maintenance of the Properties and maintenance of insurance on the Properties, transfer and assumption restrictions and limitations on the incurrence of debt and granting of liens.

The Borrower will be required to pay certain fees and expenses to the Lender in connection with the JPM Facility.

The loan agreement provides the Lender with the right to sell or transfer the loan, sell participation interest in the loan or to securitize the loan. The loan agreement further provides that the Borrower will cooperate and assist the Lender in connection with any of the foregoing transactions, including by providing updated financial information and reviewing offering documentation associated with such transactions. The Borrower will indemnify the Lender for liabilities that arise out of or are based on any untrue statement of material fact provided by the Borrower that is included in such offering documentation and for liabilities that arise out of a material omission in the information provided by the Borrower.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ares Real Estate Income Trust Inc.
October 7, 2024
	By:	/s/ TAYLOR M. PAUL
Taylor M. Paul Managing Director, Chief Financial Officer and Treasurer